Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER ADOPTS SCIENCE-BASED TARGETS

BOSTON, MASSACHUSETTS - October 25, 2021 - American Tower Corporation (NYSE: AMT) today announced its adoption of science-based targets (SBTs) across its global operations and supply chain, which have been approved by the Science Based Targets initiative and are in line with the goals set forth in the 2015 Paris Agreement.

The establishment of SBTs reflects American Tower’s efforts to advance its sustainability program and reduce greenhouse gas (GHG) emissions to limit future global warming to well below two degrees Celsius. The SBTs represent direct scope 1 and indirect scope 2 GHG emissions reduction targets of at least 40 percent by 2035 against a 2019 baseline, as well as targets to reduce indirect scope 3 supply chain emissions by at least 40 percent.

Tom Bartlett, American Tower’s Chief Executive Officer stated, “Since setting goals to reduce our diesel consumption and related scope 1 emissions in 2017, we have made targeted investments in energy solutions that have enabled us to avoid using millions of liters of diesel per year. Adopting SBTs, which expand our GHG reduction goals beyond scope 1, is a critical step in our sustainability journey and a reflection of our continued dedication to addressing climate change.”

For more information on American Tower’s sustainability program, please visit the “Corporate Responsibility” section of the Company’s website at www.americantower.com.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 214,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations and strategy to reduce its GHG emissions and its supply chain emissions. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
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